EXHIBIT 23.5



The Board of Directors
CHS Electronics, Inc.


     We consent to the inclusion of our report dated April 16, 1997, with respect to the consolidated balance sheets of Karma International S.A. and its subsidiaries as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the years then ended, which report appears in the Form S-3 of CHS Electronics, Inc. dated July 25, 1997 and to the reference to our Firm under the heading Experts in the prospectus.
KPMG Cevdet Suner Denetim ve
Yeminli Mali Musavirlik A.S.


Istanbul, Turkey
July 25, 1997